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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  June 4, 2004



                              W. P. CAREY & CO. LLC
                              ---------------------
             (Exact name of registrant as specified in its charter)



      DELAWARE                      001-13779                     13-3912578
-----------------------         ---------------------           ---------------
(State of Organization)         (Commission File No.)           (IRS Employer
                                                                 Identification
                                                                 Number)




                         50 Rockefeller Plaza, 2nd Floor
                               New York, NY 10020
                               ------------------
                    (Address of principal executive offices)


                                 (212) 492-1100
                                 --------------
              (Registrant's telephone number, including area code)



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Item 5.           Other Items
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On June 4, 2004, Carey Institutional Properties Incorporated ("CIP(R)") and
Corporate Property Associates 15 Incorporated ("CPA(R):15"), two publicly held, non-traded REITs managed by the Company, entered into an Agreement and Plans of Merger (the "Merger Agreement"), whereby CPA(R):15 will acquire most of the properties of CIP(R) in exchange for CPA(R):15 common stock and cash. The transaction is subject to the approval of a two-thirds majority of the CIP(R) shareholders and a majority of the CPA(R):15 shareholders. CIP(R) and CPA(R):15 have filed a joint proxy statement/registration statement with the Securities and Exchange Commission with respect to the transaction. Each shareholder of CIP(R) as of the date of the Merger Agreement will receive a special distribution of $3.00 per share and will have the option to receive either 1.09 shares of CPA(R):15 or $10.90 in cash for each share of CIP(R) stock they own.

In connection with this transaction, and conditioned upon the approval of the transaction by the shareholders of the constituent companies, the Company will acquire 17 properties from CIP(R). These properties are being acquired for a purchase price of approximately $114 million in cash, plus the assumption of $28 million of debt. The 17 properties have lease expirations of less than 8 years. The purchase price for these properties was established by third party appraisals.

Upon consummation of the transaction, the Company will receive a subordinated disposition fee from CIP(R) in the amount of approximately $22,656,000 and a subordinated incentive fee in the amount of $23,681,223. These fees are being paid pursuant to the existing advisory agreement between the Company and CIP(R). The Company will also receive an acquisition fee from CPA(R):15 to the extent cash is used to acquire properties from CIP(R). The amount of the fee will approximate the fee that would be payable if the properties were being acquired from unaffiliated third parties.

In addition, upon completion of the transaction, the Company has agreed to indemnify CPA(R):15 against and from certain damages, up to $5,000,000, sustained or incurred resulting from or arising out of or by virtue of CIP(R)'s or CPA(R):15's ownership of the real properties acquired by CPA(R):15 from CIP(R) relating to a defect in the condition of or title to such real property known by the Company as of the date of the closing of the transaction, and such defect was not disclosed by any party to the Merger Agreement and was required to be disclosed pursuant to the terms of the Merger Agreement.






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                                   SIGNATURES

                  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        W. P. CAREY & CO. LLC



                                        By: /s/ John J. Park
                                            -------------------------------
                                                John J. Park
                                                Managing Director and Chief
                                                 Financial Officer





Date:  June 7, 2004